Exhibit 99.1

Liberty Global Reports First Quarter 2016 Results

Subscriber Additions Doubled to 156,000 versus Prior Year
Rebased Revenue and OCF Growth of 3%, Ramping in H2
Shareholder Approval Received for Cable & Wireless Acquisition
Q1 Equity Repurchases of $286 Million; Buybacks Resuming Soon
All Full-Year 2016 Guidance Targets Confirmed for LBTY and LILAC

Denver, Colorado May 9, 2016: Liberty Global plc ("Liberty Global") (NASDAQ: LBTYA, LBTYB, LBTYK, LILA and LILAK), today announces financial and operating results for the three months ended March 31, 2016 ("Q1") for the Liberty Global Group1 and the LiLAC Group1.

Key highlights for the consolidated operations of Liberty Global plc in Q1 2016
•RGU2 additions more than doubled year-over-year to 156,000 in Q1 2016
◦Broadband, video and fixed-line telephony results all improved year-over-year
◦Price increases implemented successfully, providing foundation for 2016 growth
•New build programs on track to deliver 1.5 million additional homes in 2016
•Revenue of $4.6 billion, reflecting overall rebased3 growth of 3%
◦8% rebased growth in Chile, 5% rebased growth in Germany and Belgium
•Rebased OCF4 growth of 3%, reaching $2.1 billion, consistent with expected phasing
•Operating income of $587 million, a 5% increase year-over-year
•Negative Free Cash Flow ("FCF")5 of $85 million, mainly due to timing of payments
◦Confirming guidance to deliver over $2 billion6 of FCF for full-year 2016
•Repurchased $286 million of equity in Q1 2016, impacted by limitations from the CWC deal
◦Moratorium on buyback program to end following transaction closure

Operating and financial highlights for Liberty Global Group, our European business
•Q1 2016 RGU additions of 135,000, with strongest Q1 U.K. result in six years
◦Performance driven by higher broadband/voice additions and lower video attrition
•Delivered 99,000 organic postpaid mobile subscriber additions in Q1 2016
◦Integration of BASE mobile business in Belgium underway
•Continued traction of next-generation7 video with Horizon TV base surpassing 2 million
◦Added nearly 200,000 Horizon TV subscribers in Q1 2016, including 100,000 at Ziggo
•Q1 rebased revenue and OCF growth of 3% for our European operations
◦Switzerland/Austria (8%), Germany (6%) and U.K./Ireland (4%) key OCF contributors
•Operating income increased 4% year-over-year to $527 million

•Balance sheet remains in great shape, with extended maturities and currencies hedged
◦Net leverage8 of 5.3x, blended cost of debt9 4.7% and average tenor of seven years
◦$3.9 billion of total liquidity10 and only 12% of debt due before 2021

Operating and financial highlights for LiLAC Group
•Q1 2016 RGU additions of 21,000 driven by continued broadband demand
◦Organic customer11 additions of 16,000, our best quarterly result in three years
◦Video results in Chile fueled by the continued success of “Vive Más” bundles
◦Brand harmonization completed and Choice integration proceeding in Puerto Rico

•	LiLAC delivered robust financial results in Q1
◦Rebased revenue growth of 6% overall, including 8% at VTR
◦Rebased OCF growth of 11% to $122 million

•	Operating income of $60 million in Q1 2016, a 15% increase year-over-year

•	FCF of $20 million, an improvement from the $26 million deficit in Q1 2015

•	Net leverage of 4.3x at March 31, 2016, with minimal debt maturities prior to 2022

CEO Mike Fries stated, "We exceeded our own expectations for the first quarter with more than 150,000 new RGUs, a sharp increase from last year, as we demonstrated improved momentum across all products. At the same time, we successfully landed price increases across markets, laying the foundation for faster growth during the remainder of the year. The standout performer this quarter was Virgin Media in the U.K., where record low churn12 and new build investments contributed to our best Q1 result since 2010.”
“Our innovation pipeline remains full, with a clear focus on further enhancing the customer experience. We are constantly improving our video products with great new functionality such as Horizon Go and Replay TV, along with additional HD content, while the new Connect Box provides our broadband customers with superior in-home connectivity, supporting speeds of up to 1 Gbps. These improving consumer value propositions, together with ongoing new build activities across our footprint, are expected to drive higher quarterly RGU additions during the balance of 2016.”
“Our B2B business, another key driver of future growth, delivered strong results in Q1, with 10% rebased revenue growth. Wireless highlights for the quarter include 100,000 organic postpaid mobile subscriber additions, as well as Telenet’s completion of the BASE acquisition. That integration is already well underway and we have identified an incremental €70 million of annual efficiencies, bringing the total synergy target13 to €220 million. We also remain in constructive dialogue with the European Commission regarding the combination of Ziggo’s fiber-rich broadband network with Vodafone’s leading 4G mobile network in the Netherlands. This highly complementary joint venture will create a strong national competitor and we expect the transaction to close around the end of 2016.”
"In terms of our financial results, Liberty Global Group reported 3% rebased growth for both revenue and OCF in Europe for Q1, which was in-line with our expectations. Looking ahead, we expect our OCF growth to improve throughout the year and are therefore confirming our guidance of 5% to 7% rebased growth in Europe, excluding Ziggo and BASE, for full-year 2016. We are also confirming our Free Cash Flow guidance for at least $2 billion this year, as our FCF results are typically weighted to the second half of the year.”

"Our LiLAC business in Latin America and the Caribbean is thriving on all fronts - operationally, financially and strategically. We had an excellent start to the year with continued subscriber gains, fueled once again by our market-leading broadband speeds, as well as solid ARPU growth. These results helped drive rebased top-line and OCF growth of 6% and 11%, respectively, and we are confirming all of our LiLAC guidance targets for full-year 2016.”
“On the strategic front, we received shareholder approval for the Cable & Wireless transaction in April. This acquisition will significantly enhance our scale and management depth, allow us to unlock the substantial growth potential of the combined businesses and pursue new consolidation opportunities that will drive long-term equity value for our shareholders. We are currently evaluating the merits of distributing the 67% inter-group interest in LiLAC to Liberty Global Group shareholders, which would result in 100% of the LiLAC tracking stock being directly held by shareholders. A final decision has not been made, but we intend to communicate something definitive soon.”
"Turning to our balance sheet, we have long-dated debt maturities with an average tenor of more than seven years, and we continue to enjoy borrowing costs below 5% along with substantial liquidity. We repurchased $286 million of equity in Q1, which was impacted by restrictions due to the pending Cable & Wireless transaction. The recent moratorium on share buybacks will be lifted next week and, as such, we plan to materially increase our repurchase activity in the weeks and months ahead. Our current valuation is attractive, and we look forward to buying an additional $3.7 billion of our shares between now and year-end 2017.”
Subscriber Statistics - Liberty Global Group (Europe)

At March 31, 2016, we provided a total of 53.6 million subscription services ("RGUs") to our 25.7 million unique customers across our European footprint totaling 49.5 million homes passed14. These service subscriptions consisted of 22.6 million video, 16.9 million broadband internet and 14.1 million telephony RGUs. During Q1 2016, we increased our total RGU base by 135,000 organic additions, an increase of over 100,000 RGUs year-over-year, with improvements across all three products. We ended the quarter with a bundling ratio of 2.1 RGUs per customer, as 11.8 million (46%) of our customers subscribed to triple-play, 4.4 million (17%) subscribed to double-play and 9.6 million (37%) subscribed to single-play products.

From a regional standpoint, our Q1 2016 organic additions were split relatively evenly between our operations in Western Europe, which contributed 71,000 RGUs, and Central and Eastern Europe ("CEE"), which generated 64,000 additions, benefiting from network expansion. In Western Europe, the result was led by Virgin Media in the U.K., which posted 110,000 subscriber gains, its best Q1 performance since 2010 and a substantial increase from 23,000 net adds in Q1 2015. This performance was driven by the success of our winter marketing campaigns, highlighting our broadband speed advantage, along with the penetration of our new "Lightning" homes. Of note, we added a Q1 record 55,000 customers in the U.K., supported by record low churn. In Germany, Unitymedia delivered 24,000 RGU additions, in-line with its Q1 2015 result. This represents a solid performance considering we initiated price increases in Q1 2016 that impacted over four million customers, as compared to price increases implemented in Q1 last year that only impacted approximately one million customers. In April, we launched a new promotional campaign in Germany to drive sales of higher-tier bundles with speeds of at least 120 Mbps and expect to deliver increased RGU additions during the balance of the year. Turning to Belgium, Telenet added 6,000 subscribers, as the continued success of its "Whop" and "Whoppa" bundles more than offset the impacts of the intensely competitive environment and churn from Q1 price increases that was in-line with our expectations.

Rounding out our largest markets, Switzerland experienced RGU attrition of 16,000 in Q1 due in part to price increases across its video base and portions of its internet base in an intensifying competitive environment. In the Netherlands, Ziggo continued to operate in a highly competitive landscape and lost 40,000 subscribers. This represents a modest year-over-year and sequential improvement from the 47,000 and 52,000 RGU losses in Q1 2015 and Q4 2015, respectively. These improvements were mainly attributable to lower churn, as the quality program implemented in the summer of 2015 and the success of Ziggo Sport contributed to Ziggo's lowest churn rate since Q3 2014. With respect to our net promoter score ("NPS"), we have seen a significant sequential decline in customer calls and an improvement in customer service levels, both of which led to improved NPS related to customer service in Q1.

Looking at our product performance, we added 153,000 organic broadband subscribers in Q1 2016, a 20% improvement as compared to the 127,000 RGUs gained in Q1 2015. In particular, our U.K. operation nearly tripled its additions from the prior-year period and added 70,000 broadband subscribers, supported by superior broadband speeds and sales in new build areas. In Germany, we added 40,000 broadband RGUs, an increase from 35,000 in Q1 2015, as fewer broadband customers were impacted by price increases this year as compared to last year. With respect to fixed-line telephony, we added 124,000 subscribers in the quarter, a 54,000 RGU improvement from the prior-year period.

In terms of video, we lost 142,000 subscribers in Q1 2016, a modest improvement from the 164,000 attrition in the prior-year period. The better result was primarily driven by the performance in our CEE region and was supported by reduced churn levels in the Netherlands, U.K. and Ireland. We ended the first quarter with 14.2 million enhanced video subscribers15, representing enhanced video penetration16 of 65%, and 7.6 million basic video subscribers17. During Q1 2016, we converted over 275,000 video subscribers into next-generation video subscribers, including our innovative Horizon TV and TiVo platforms. This total included 190,000 Horizon TV subscribers and, as a result, we have surpassed the two million subscriber mark for our Horizon suite of products. A notable performer in the first quarter was the Netherlands, where we added over 100,000 new Horizon TV subscribers for the third consecutive quarter. In the U.K., we added almost 80,000 TiVo subscribers in Q1, boosting our total TiVo base to nearly three million, which represents 80% penetration of our U.K. video base. Of note, Virgin Media is preparing for the launch of a new set-top box. With the continued traction of our next-generation platforms, 35% of our total video base (in countries that offer next-generation TV services) subscribed to one of our next-generation platforms at March 31, 2016, an increase from 28% at March 31, 2015.

In addition to our triple-play business, we finished Q1 2016 with 6.7 million mobile subscribers18. As compared to year-end 2015, we increased our total mobile subscribers base by 2.0 million, primarily due to the acquisition of BASE in Belgium with 2.0 million subscribers and, to a lesser extent, our organic gain of 32,000 mobile subscribers. The organic additions consisted of 99,000 new postpaid subscribers, partially offset by the attrition of 67,000 lower-ARPU19 prepaid subscribers. Our Western European operations led this performance, adding 92,000 postpaid subscribers in the quarter, while our CEE countries contributed 6,000 additions. From a country perspective, Belgium added 22,000 postpaid mobile subscribers organically in Q1 as a result of our attractive "Family Deal" offers and the continued success of split-contracts20 that began in Q3 2015. Elsewhere, the Netherlands and Switzerland added 10,000 and 8,000 postpaid mobile subscribers, respectively, while we had more modest additions in Austria, Ireland and Germany. In the U.K., we continued our focus on gaining postpaid subscribers, and our attractive Freestyle mobile proposition helped us more than double our Q1 2016 postpaid additions to 44,000, as compared to Q1 2015. Looking forward, we are currently preparing for the launch of 4G mobile services in Austria and Ireland, enabling us to provide our customers with ubiquitous high-speed connectivity in and outside the home.

Revenue - Liberty Global Group (Europe)
Revenue attributed to the Liberty Global Group for the three months ended March 31, 2016 grew 1% to $4.3 billion, as compared to Q1 2015. The principal drivers of our reported growth in the first quarter of 2016 were our organic revenue growth and the inclusion of BASE in Belgium, which contributed $90 million of revenue for the period from February 12 to March 31, 2016. This result was partially offset by negative foreign currency ("FX") movements related to the strengthening of the U.S. dollar against all of our functional currencies. Adjusted for acquisitions, dispositions and FX, our operations attributed to the Liberty Global Group achieved year-over-year rebased revenue growth of 3% during Q1 2016. Of note, our Q1 2016 rebased growth rate includes the net effect of certain non-recurring and non-operational items, the most significant of which was the $12 million net positive impact of the upfront recognition of mobile handset revenue, largely in connection with our split-contract20 programs in the U.K. and Belgium.
From a product perspective, cable subscription revenue remains the primary driver of our rebased revenue growth, powered by our broadband internet success. We continue to expect our B2B (including SOHO)21 and mobile operations to enhance our overall growth in the coming years. In Q1 2016, B2B (including SOHO) and mobile (including interconnect and handset sales) delivered rebased revenue growth rates of 10% and 5%22, respectively, as compared to Q1 2015.
In terms of regional results for the first quarter of 2016, we delivered 3% rebased revenue growth in each of our Western European and Central and Eastern European geographies. Our Western European result was in-line with our prior-year results, while our CEE region posted a year-over-year improvement from the 1% rebased growth reported in Q1 2015, mainly driven by the net effect of subscriber growth, primarily in Hungary, Romania and Poland, and lower ARPU per RGU in all CEE countries, excluding our DTH operation.
On a country specific level, our Western European results were led by our performance in Germany and Belgium, with each reporting 5% rebased revenue growth. For each of these markets, the growth was primarily fueled by higher ARPU per RGU, continued growth in subscribers and, in the case of Telenet, increases in mobile (including handset sales) and B2B revenue. Meanwhile, Virgin Media, which represents nearly 40% of Liberty Global Group's revenue, delivered 4% rebased growth for the three months ended March 31, 2016. This performance was supported by a wide range of drivers, including continued subscriber growth, ARPU per RGU improvement, higher mobile revenue (including handset sales) and B2B revenue growth.
Elsewhere in Europe, our Swiss/Austrian operation posted 2% rebased revenue growth during Q1, mainly driven by ARPU per RGU expansion and volume growth in mobile. Rounding out our operations, Ziggo experienced a 3% rebased revenue contraction on the back of nearly 200,000 RGU losses in the last twelve months and a decline in ARPU per RGU. Ziggo's revenue decline was partly offset by an increase of $3 million from a favorable settlement in Q1 2016. Looking ahead, given the lack of recent subscriber growth and the current competitive environment, we expect continued top-line pressure at Ziggo as we progress through 2016.
Operating Cash Flow - Liberty Global Group (Europe)
Reported OCF for the operations attributed to the Liberty Global Group remained flat at $2.0 billion for the three months ended March 31, 2016, as compared to the corresponding prior-year period. This result was primarily driven by our organic OCF growth and the aforementioned inclusion of BASE, largely offset by the negative effects of FX movements. On a rebased basis, the operations attributed to the Liberty Global Group reported 3% OCF growth for the three months ended March 31, 2016. This rebased growth included the net positive impact of the aforementioned revenue items and the net positive impact of certain items that impacted our expenses, the most significant of which was the lapping of $15 million of costs associated with our rebranding and network and product harmonization efforts at Ziggo, which were incurred in Q1 2015, but did not recur this quarter.
From a geographic perspective, our Western European operations reported 4% rebased OCF growth in the first quarter of 2016, up from 3% rebased growth in the corresponding prior-year period. Our operations in CEE reported a 3% rebased OCF contraction, as revenue growth in this region was more than offset by higher costs largely related to increased staff-related and sales and marketing costs related to new build activities.
Turning back to Western Europe, our first quarter performance was led by our Switzerland/Austria operation, which posted 8% rebased OCF growth in Q1 2016, mainly driven by lower network and marketing spend and supported by benefits from our integration of Switzerland and Austria. In Germany, we delivered 6% rebased OCF growth in Q1 2016, while U.K./Ireland posted 4% rebased OCF growth, both mainly driven by the aforementioned top-line growth. Our operations in Belgium reported 2% rebased OCF growth, supported by the previously-mentioned revenue drivers and cost control, partially offset by increased marketing spend and BASE integration costs. Meanwhile in the Netherlands, Ziggo delivered 3% rebased OCF growth, as reduced integration expenses and synergies realized during Q1 2016 more than offset the aforementioned revenue headwinds.

From an OCF margin23 perspective, the Liberty Global Group reported 46.5% for the three months ended March 31, 2016, as compared to the 47.0% margin we reported for the corresponding prior-year period.

Property and Equipment Additions - Liberty Global Group (Europe)
For the three months ended March 31, 2016, the Liberty Global Group reported property and equipment ("P&E") additions24 of $926 million or 21.6% of revenue, as compared to $869 million or 20.5% of revenue in the prior-year period. The increase in absolute P&E additions was principally due to higher customer premises equipment ("CPE") spend, as a result of higher subscriber volumes, and increased line extension spend related to our new build activities. These increases were partially offset by the strengthening of the U.S. dollar against all of our European currencies. In terms of our Q1 2016 P&E additions allocation, 43% pertained to line extensions, upgrade and rebuild and scalable infrastructure, 33% was related to CPE and 24% was related to support capital.

Free Cash Flow - Liberty Global Group (Europe)
During the first quarter of 2016, our operations attributed to the Liberty Global Group experienced negative Free Cash Flow of $105 million, as compared to positive FCF of $356 million in Q1 2015. This variance is attributable to trade working capital and vendor financing outflows and is in-line with our expectations as we anticipate our FCF to be weighted toward the second half of the year. As a result, we are reconfirming our Liberty Global Group guidance of over $2.0 billion of FCF for 2016.

Leverage, Liquidity & Shares Outstanding - Liberty Global Group (Europe)
At March 31, 2016, we attributed $47.1 billion of third-party debt25 and $685 million of cash and cash equivalents to the Liberty Global Group. As compared to December 31, 2015, our reported third-party debt increased by $2.3 billion, primarily due to $1.4 billion equivalent amount of debt associated with the acquisition of BASE and the strengthening of most of our borrowing currencies against the U.S. dollar.

After excluding $2.5 billion of debt backed by shares we hold in ITV plc, Sumitomo Corporation and Lions Gate Entertainment Corp., the Liberty Global Group's consolidated adjusted gross and net leverage ratios were 5.4x and 5.3x, respectively, at March 31, 2016. These ratios increased from Q4 2015 due to a sequential decrease in the quarterly OCF, higher debt balances on a reported basis associated with the weakening of the U.S. dollar and the inclusion of BASE. The Liberty Global Group's average tenor of third-party debt was over seven years at the end of the first quarter of 2016, 88% of which is due in 2021 and after. Our blended fully-swapped borrowing cost of such debt was 4.7% at March 31, 2016.
With respect to our consolidated liquidity position, we finished Q1 2016 with approximately $3.9 billion, including $685 million of cash, and the aggregate unused borrowing capacity under our credit facilities26 of $3.2 billion.
At May 4, 2016, we had 841 million Liberty Global Group shares outstanding, including 253 million Class A ordinary shares, 11 million Class B ordinary shares and 577 million Class C ordinary shares.

Subscriber Statistics - LiLAC Group
At March 31, 2016, we provided a total of 3.5 million subscription services to our 1.7 million unique customers across our cable footprint of 4.2 million homes passed within Chile and Puerto Rico. From a product perspective, these services consisted of 1.3 million video, 1.3 million broadband internet and 0.9 million telephony subscriptions. In Q1 2016, we increased our RGU base by 21,000, as compared to 36,000 net additions in Q1 2015, as a year-over-year improvement in video was more than offset by voice losses. On the customer front, we added 16,000 customers organically during Q1 2016, our best quarterly result in three years.
From a geographic perspective, our operation in Chile added 16,000 RGUs in the first quarter of 2016. On the video front, we delivered 4,000 RGU additions, a substantial increase from our results in Q1 2015. This performance was due in part to the continued success of our “Vive Más” bundles, featuring our market-leading HD channel line-up. With 13 new HD channels added in Q1, we remain the leader in Chile offering the most HD channels of any fixed-line provider. Looking ahead to the second half of 2016, we are preparing for the introduction of Horizon TV, our next-generation video platform.
During the quarter, VTR delivered 23,000 broadband subscriber additions and increased its top broadband speed to 160 Mbps. We continue to see increased demand for our superior broadband speed, as evidenced by 50% of sales realized in the 80 Mbps or higher range in Q1 2016. Rounding out our triple-play performance, VTR lost 12,000 fixed-line telephony RGUs in the quarter, partly due to customers migrating from triple-play bundles to double-play broadband and video bundles.
In terms of mobile subscribers, we maintained a subscriber base of 132,000 as of the end of Q1 2016. During the quarter, our 1,000 postpaid mobile additions were offset by our 1,000 low-margin prepaid mobile losses. Our Q1 2016 results represented a modest improvement versus our Q4 2015 performance despite the on-going competitive landscape that resulted from the emergence of an aggressive, low-priced competitor in the second half of 2015. We expect that the Chilean mobile market will remain highly competitive for the remainder of 2016.

Moving to Puerto Rico, we added 5,000 RGUs in Q1 2016, consisting of RGU gains of 4,000 and 2,000 in voice and broadband, respectively, and video RGU losses of 1,000. In April, we re-branded the former Choice footprint and currently serve the entire island of Puerto Rico under our flagship Liberty Puerto Rico brand. Under the consolidated brand, our customers across Puerto Rico will be able to enjoy all of Liberty's product offerings, including broadband speeds of up to 200 Mbps, over 120 HD channels and Liberty Everywhere, our multi-screen video service that allows customers to access over 60 channels on any device, regardless of their location on the island.

Revenue - LiLAC Group
For the three months ended March 31, 2016, LiLAC Group revenue increased 6% year-over-year to $304 million. The principal drivers of our reported growth for Q1 were the inclusion of Choice in Puerto Rico and our organic revenue growth, partially offset by the negative impact of the 12% decline of the Chilean Peso against the U.S. dollar during the quarter. Adjusted for the offsetting impacts of the Choice acquisition and FX, the businesses attributed to the LiLAC Group delivered year-over-year rebased revenue growth of 6%.

From a country perspective, our Chilean operation reported year-over-year rebased revenue growth of 8% in Q1 2016, VTR's strongest Q1 result in three years. This result was primarily attributable to an increase in cable subscription revenue, driven by an increase in ARPU per RGU and growth in subscribers. Meanwhile in Puerto Rico, we grew rebased revenue by 3% in the first quarter of 2016, as compared to the corresponding prior-year period. Our revenue growth in the quarter was driven by the net impact of organic subscriber growth, the continued success of our B2B business (including SOHO), which posted rebased revenue growth in excess of 20%, and a decline in ARPU per RGU.

Operating Cash Flow - LiLAC Group

For the operations attributed to the LiLAC Group, our reported OCF increased 13% year-over-year to $122 million for the three months ended March 31, 2016, as our organic growth and the contribution from the Choice acquisition were only partially offset by the aforementioned negative impact of FX. From a rebased perspective, we delivered 11% year-over-year OCF growth in the first quarter.

On a country specific level, Chile reported 13% rebased OCF growth for the three months ended March 31, 2016. This result was primarily due to the aforementioned revenue drivers and operational leverage, as the increase in VTR's revenue significantly exceeded the increases in its programming and other costs. In Puerto Rico, we delivered rebased OCF growth of 7% in Q1 2016, driven in part by the previously mentioned revenue growth drivers and SG&A cost reductions in Q1.

The LiLAC Group's reported OCF margin increased by 250 basis points to 40.1% in Q1, as compared to the prior-year period.

Property and Equipment Additions - LiLAC Group
For the three months ended March 31, 2016, operations attributed to the LiLAC Group reported P&E additions of $72 million or 23.5% of revenue, as compared to $56 million or 19.5% of revenue in Q1 2015. The increase in absolute P&E additions was primarily related to higher spend for new build and upgrade projects, partially offset by the depreciation of the Chilean peso against the U.S. dollar. From a capital allocation perspective in Q1 2016, 49% of our spend was related to CPE, 33% to scalable infrastructure, line extensions and upgrade/rebuild activity and 18% to support capital, including IT upgrades and general support systems.

Free Cash Flow - LiLAC Group
The operations attributed to the LiLAC Group generated $20 million of FCF in Q1 2016, as compared to negative $26 million in the corresponding prior-year period. The positive variance was mainly attributable to lower derivative payments and organic OCF growth, which were only partially offset by higher interest payments due to the inclusion of Choice debt. The lower derivative payments in the quarter were directly attributable to the re-striking of all of the derivatives associated with VTR's $1.4 billion principal amount of senior secured notes during the second half of 2015.

Leverage, Liquidity & Shares Outstanding - LiLAC Group
We had total third-party debt attributed to the LiLAC Group of $2.3 billion and cash and cash equivalents of $296 million at March 31, 2016. As compared to December 31, 2015, our reported third-party debt attributed to the LiLAC Group was largely unchanged, while the cash balance attributed to the LiLAC Group improved by $21 million.

At the end of Q1 2016, the gross and net leverage ratios associated with the debt attributed to the LiLAC Group were 4.9x and 4.3x, respectively. The LiLAC Group's average tenor of third-party debt was over seven years, with minimal maturities prior to 2022, and our blended fully-swapped borrowing cost of such debt was 6.0%, flat as compared to the end of 2015.

At May 4, 2016, we had 44 million LiLAC shares outstanding, including 13 million Class A ordinary shares, 0.5 million Class B ordinary shares and 31 million Class C ordinary shares.

Profit Forecast for Liberty Global for the Year ending December 31, 2016

Liberty Global is currently in an offer period (as defined in the City Code on Takeovers and Mergers (the “Code”)) with respect to Cable & Wireless Communications Plc ("Cable & Wireless"). Accordingly, pursuant to the requirements of Rule 28 of the Code, by publishing an ordinary course "profit forecast" in this release Liberty Global is required to include a statement by the Directors that such profit forecast is valid. In addition, we must include in this release a confirmation by our Directors that the profit forecast has been properly compiled on the basis of the assumptions stated and that the basis of accounting used is consistent with Liberty Global’s accounting policies.
As noted in the release, Liberty Global today is confirming its full-year 2016 financial guidance targets, which includes the following statements:
•Full-year guidance of 5% to 7% rebased OCF growth, for Liberty Global Group, excluding the
Netherlands and BASE
•Full-year guidance of 5% to 7% rebased OCF growth for LiLAC Group, excluding Cable & Wireless

While our OCF measure should not be considered a measurement of profit, the above statements for the year ending December 31, 2016, constitute "profit forecasts" for the purposes of the Code (the “Liberty Global Profit Forecast”). Please see Operating Cash Flow Definition and Reconciliation below for our Operating Cash Flow (“OCF”) definition and the required reconciliation and how we calculate rebased growth rates.
The Liberty Global Profit Forecast has been prepared on a basis consistent with the accounting policies for Liberty Global, which are in accordance with generally accepted accounting standards in the U.S. and those which Liberty Global anticipates will be applicable for the full year ending December 31, 2016. Liberty Global has prepared the Liberty Global Profit Forecast based on audited financial results for the year ended December 31, 2015, unaudited financial results for the three months ended March 31, 2016, and an internal management forecast to December 31, 2016.
In accordance with Rule 28.4(a) of the Code, the principal assumptions upon which the profit forecast is based are included below. Our 2016 guidance for Liberty Global Group mentioned above excludes our Dutch business Ziggo and the recently acquired BASE in Belgium, whereas the 2016 guidance for LiLAC Group excludes Cable & Wireless. In accordance with Rule 28.4(c) of the Code, there is a clear distinction made between assumptions which the Directors of Liberty Global (or other members of Liberty Global’s management) can influence and those which they cannot influence.
Factors outside the influence or control of Liberty Global and its Directors:
•economic and business conditions and industry trends in the countries in which we operate;
•the competitive environment in the industries in the countries in which we operate, including competitor responses to our products and services;
•fluctuations in currency exchange rates and interest rates;
•instability in global financial markets, including sovereign debt issues and related fiscal reforms;
•consumer disposable income and spending levels, including the availability and amount of individual consumer debt;
•changes in consumer television viewing preferences and habits;
•consumer acceptance of our existing service offerings, including our digital video, broadband internet, fixed-line telephony, mobile and business service offerings, and of new technology, programming alternatives and other products and services that we may offer in the future;

•changes in laws or treaties relating to taxation, or the interpretation thereof, in the U.K., U.S. or in other countries in which we operate;
•changes in laws and government regulations that may impact the availability and cost of capital and the derivative instruments that hedge certain of our financial risks;
•the ability of suppliers and vendors (including our third-party wireless network providers under our MVNO arrangements) to timely deliver quality products, equipment, software, services and access; and
•events that are outside of our control, such as political unrest in international markets, terrorist attacks, malicious human acts, natural disasters, pandemics and other similar events.

Factors within the influence or control of Liberty Global and its Directors:
•our ability to maintain or increase the number of subscriptions to our digital video, broadband internet, fixed-line telephony and mobile service offerings and our average revenue per household;
•our ability to maintain or increase rates to our subscribers or to pass through increased costs to our subscribers;
•there will be no material change in the present management or control of Liberty Global or its existing operational strategy; and
•Liberty Global’s accounting policies will be consistently applied in the financial year to December 31,
2016.

The Directors of Liberty Global have considered the Liberty Global Profit Forecast and confirm that it is valid as at the date of this document and has been properly compiled on the basis of the assumptions set out above and that the basis of the accounting used is consistent with Liberty Global’s accounting policies.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements with respect to our strategies, future growth prospects and opportunities; expected RGU additions and OCF growth for H2 of 2016; property and equipment additions as a percentage of revenue; the development, enhancement and expansion of our superior networks and innovative and advanced products and services, including higher broadband speed rollouts, expansion and launches of next-generation video services, set-top boxes, new channels (including phase-out of analog channels) and 4G; our mobile and B2B strategies and marketing efforts; plans and expectations relating to new build and network extension opportunities, including estimated number of homes to be built out and the costs associated therewith; the strength of our operating companies’ balance sheets and tenor of their third-party debt; plans and impacts of reorganizations and integrations, including synergies; the pending acquisition of Cable and Wireless and the joint venture in the Netherlands and the anticipated benefits, costs and synergies in connection therewith; the competitive environment and impacts thereof, in particular in the Netherlands and Chile; and other information and statements that are not historical fact. These forward-looking statements involve certain risks and uncertainties that could cause actual results to differ materially from those expressed or implied by these statements. These risks and uncertainties include the continued use by subscribers and potential subscribers of our services and their willingness to upgrade to our more advanced offerings; our ability to meet challenges from competition, to manage rapid technological change or to maintain or increase rates to our subscribers or to pass through increased costs to our subscribers; the effects of changes in laws or regulation; our ability to maintain certain accreditations; general economic factors; our ability to obtain regulatory approval and satisfy regulatory conditions associated with acquisitions and dispositions; our ability to successfully acquire and integrate new businesses and realize anticipated efficiencies from businesses we acquire; the availability of attractive programming for our digital video services and the costs associated with such programming; our ability to achieve forecasted financial and operating targets; the outcome of any pending or threatened litigation; the ability of our operating companies to access cash of their respective subsidiaries; the impact of our operating companies' future financial performance, or market conditions generally, on the availability, terms and deployment of capital; fluctuations in currency exchange and interest rates; the ability of suppliers and vendors (including our third-party wireless network providers under our MVNO arrangements) to timely deliver quality products, equipment, software, services and access; our ability to adequately forecast and plan future network requirements including the costs and benefits associated with network expansions; and other factors detailed from time to time in our filings with the Securities and Exchange Commission, including Liberty Global's most recently filed Form 10-K and Form 10-Q. These forward-looking statements speak only as of the date of this release. We expressly disclaim any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein to reflect any change in our expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.

About Liberty Global

Liberty Global is the largest international cable company with operations in 14 countries. We connect people to the digital world and enable them to discover and experience its endless possibilities. Our market-leading products are provided through next-generation networks and innovative technology platforms that connected 27 million customers subscribing to 57 million television, broadband internet and telephony services at March 31, 2016. In addition, we served seven million mobile subscribers and offered WiFi service across six million access points.

Liberty Global’s businesses are currently attributed to two tracking stock groups: the Liberty Global Group (NASDAQ: LBTYA, LBTYB and LBTYK), which primarily comprises our European operations, and the LiLAC Group (NASDAQ: LILA and LILAK, OTC Link: LILAB), which comprises our operations in Latin America and the Caribbean.

Liberty Global's consumer brands are Virgin Media, Ziggo, Unitymedia, Telenet, UPC, VTR and Liberty. Our operations also include Liberty Global Business Services and Liberty Global Ventures. For more information, please visit www.libertyglobal.com or contact:

Investor Relations:		Corporate Communications:
Oskar Nooij	+1 303 220 4218	Matt Beake	+44 20 8483 6428
Christian Fangmann	+49 221 84 62 5151	Aimee Baxter	+1 646 561 3512
John Rea	+1 303 220 4238

Footnotes

[1]
On July 1, 2015, Liberty Global completed the "LiLAC Transaction" pursuant to which each holder of Liberty Global’s then-outstanding ordinary shares remained a holder of the same amount and class of new Liberty Global ordinary shares and received one share of the corresponding class of LiLAC ordinary shares for each 20 then-outstanding Liberty Global ordinary shares held as of the record date for such distribution, with cash issued in lieu of fractional LiLAC ordinary shares. The Liberty Global ordinary shares following the LiLAC Transaction and the LiLAC ordinary shares are tracking shares. Tracking shares are intended by the issuing company to reflect or “track” the economic performance of a particular business or “group,” rather than the economic performance of the company as a whole. The Liberty Global ordinary shares and the LiLAC ordinary shares are intended to reflect or “track” the economic performance of the Liberty Global Group and the LiLAC Group (each as defined and described below), respectively. For more information regarding the tracking shares, see note 1 to our condensed consolidated financial statements included in our quarterly report on Form 10-Q filed on May 9, 2016 (the "10-Q"). “Liberty Global Group” does not represent a separate legal entity, rather it represents those businesses, assets and liabilities that have been attributed to that group. The Liberty Global Group comprises our businesses, assets and liabilities not attributed to the LiLAC Group, including Virgin Media, Unitymedia, UPC Holding BV, Telenet and Ziggo Group Holding. “LiLAC Group” does not represent a separate legal entity, rather it represents those businesses, assets and liabilities that have been attributed to that group. The LiLAC Group comprises our operations in Latin America and the Caribbean and has attributed to it VTR and Liberty Puerto Rico.

[2]
Please see Footnotes for Operating Data and Subscriber Variance Tables for the definition of RGUs. Organic figures exclude RGUs of acquired entities at the date of acquisition, but include the impact of changes in RGUs from the date of acquisition. All subscriber/RGU additions or losses refer to net organic changes, unless otherwise noted.

[3]	Please see Revenue and Operating Cash Flow for information on rebased growth.

[4]	Please see Operating Cash Flow Definition and Reconciliation for our Operating Cash Flow ("OCF") definition and the required reconciliation.

[5]
Please see Free Cash Flow Definition and Reconciliation for information on Free Cash Flow (“FCF”) and the required reconciliations. For more detailed information concerning our operating, investing and financing cash flows, see the condensed consolidated statements of cash flows including in our Form 10-Q.

[6]	Our FCF guidance for 2016, which includes the Netherlands, but excludes BASE and Cable & Wireless, is based on FX rates as of February 10, 2016.

[7]	Our next-generation video base consists of Horizon TV, TiVo (in the U.K.), Digital TV with Horizon-like user interface (in Belgium) as well as Horizon Light set-top boxes.
8    Our gross and net debt ratios are defined as total debt and net debt to annualized OCF of the latest quarter. Net debt is defined as total debt less cash and cash equivalents. For purposes of these calculations, debt is measured using swapped foreign currency rates, consistent with the covenant calculation requirements of our subsidiary debt agreements, and, in the case of the Liberty Global Group, excludes the loans backed by the shares we hold in ITV plc, Sumitomo Corporation and Lions Gate Entertainment Corp. For Liberty Global plc and Liberty Global Group, our ratios are adjusted to reflect the Q1 2016 pre-acquisition OCF of BASE company.

[9]
Our blended fully-swapped debt borrowing cost represents the weighted average interest rate on our aggregate variable- and fixed-rate indebtedness (excluding capital lease obligations), including the effects of derivative instruments, original issue premiums or discounts and commitment fees, but excluding the impact of financing costs.

[10]	Liquidity refers to cash and cash equivalents plus the maximum undrawn commitments under subsidiary borrowing facilities, without regard to covenant compliance calculations.

[11]	Please see Footnotes for Operating Data and Subscriber Variance Tables for the definition of Customer Relationships.

[12]
Customer Churn represents the rate at which customers relinquish their subscriptions. The annual rolling average basis is calculated by dividing the number of disconnects during the preceding 12 months by the average number of customer relationships. For the purpose of computing churn, a disconnect is deemed to have occurred if the customer no longer receives any level of service from us and is required to return our equipment. A partial product downgrade, typically used to encourage customers to pay an outstanding bill and avoid complete service disconnection is not considered to be disconnected for purposes of our churn calculations. Customers who move within our cable footprint and upgrades and downgrades between services are also excluded from the disconnect figures used in the churn calculation.

[13]
We have increased our estimate of the annual run-rate synergies to be achieved in connection with Telenet's integration of BASE from approximately €150 million to approximately €220 million. These estimated annual run-rate synergies are based on Telenet management assumptions, and mainly represent the estimated annual run-rate OPEX savings to be achieved by fiscal year 2020. We have also increased our estimate of the projected one-off expenditures that we will make following our acquisition of BASE from approximately €240 million to approximately €300 million. These estimated expenditures include targeted investments in BASE's mobile network of approximately €250 million, most of which will occur over the next few years.

[14]	Please see Footnotes for Operating Data and Subscriber Variance Tables for the definition of Homes Passed.

[15]	Enhanced Video Subscriber - please see Footnotes for Operating Data and Subscriber Variance Tables for our Enhanced Video Subscriber definition.

[16]	Enhanced video penetration is calculated by dividing the number of enhanced video RGUs by the total number of basic and enhanced video RGUs.

[17]	Please see Footnotes for Operating Data and Subscriber Variance Tables for the definition of Basic Video Subscriber.

[18]
Our mobile subscriber count represents the number of active subscriber identification module (“SIM”) cards in service rather than services provided. For example, if a mobile subscriber has both a data and voice plan on a smartphone this would equate to one mobile subscriber. Alternatively, a subscriber who has a voice and data plan for a mobile handset and a data plan for a laptop (via a dongle) would be counted as two mobile subscribers. Customers who do not pay a recurring monthly fee are excluded from our mobile telephony subscriber counts after periods of inactivity ranging from 30 to 90 days, based on industry standards within the respective country.

[19]
Average Revenue Per Unit (“ARPU”) refers to the average monthly subscription revenue per average customer relationship and is calculated by dividing the average monthly cable subscription revenue (excluding mobile services, B2B services, interconnect, channel carriage fees, mobile handset sales and installation fees) for the indicated period, by the average of the opening and closing balances for customer relationships for the period. Customer relationships of entities acquired during the period are normalized. Unless otherwise indicated, ARPU per customer relationship for the Liberty Global Group and LiLAC Group are not adjusted for currency impacts. ARPU per RGU refers to average monthly subscription revenue per average RGU, which is calculated by dividing the average monthly cable subscription revenue for the indicated period, by the average of the opening and closing balances of RGUs for the period. Unless otherwise noted, ARPU in this release is considered to be ARPU per average customer relationship.

[20]
In the U.K. and Belgium, we now offer our customers the option to purchase a mobile handset pursuant to a contract that is independent of a mobile airtime services contract ("split-contract programs"). Revenue associated with handsets sold under our split-contract programs is recognized upfront and included in other non-subscription revenue. We generally recognize the full sales price for the mobile handset upon delivery, regardless of whether the sales price is received upfront or in installments. Revenue associated with the airtime services is recognized as mobile subscription revenue over the contractual term of the airtime services contract. Prior to our split-contract programs, all revenue from handset sales that was contingent upon delivering future airtime services was recognized over the life of the customer contract as part of the monthly fee and included in mobile subscription revenue.

[21]
Total B2B includes subscription (SOHO) and non-subscription revenue. Non-subscription revenue includes the amortization of deferred upfront installation fees and deferred non-recurring fees received on B2B contracts where we maintain ownership of the installed equipment. Most of this deferred revenue relates to Virgin Media's B2B contracts, and in connection with the application of the Virgin Media acquisition accounting, we eliminated all of Virgin Media's B2B deferred revenue as of the June 7, 2013 acquisition date. Due primarily to this acquisition accounting, the amortization of Virgin Media's deferred revenue is accounting for $4.4 million of the increase in Liberty Global Group's total B2B revenue for the three months ended March 31, 2016.

[22]
Liberty Global Group's 5.4% rebased mobile revenue growth for Q1 2016 includes the positive impact of our split-contract and non-subsidized handset sale programs in the U.K. and Belgium, as further described above. Our split-contract and non-subsidized handset sale programs in the U.K. and Belgium had a net positive effect on our mobile subscription and handset revenue of $12.1 million in Q1 2016. The net positive effect of the split-contract and non-subsidized handset sale programs is comprised of (i) an increase in handset revenue of $36.0 million and (ii) a decrease in mobile subscription revenue of $23.9 million during Q1 2016.

[23]	OCF margin is calculated by dividing OCF by total revenue for the applicable period.

[24]	Our property and equipment additions include our capital expenditures on an accrual basis and amounts financed under vendor financing or capital lease arrangements.

[25]	Represents principal amount of third-party debt and includes capital leases.

[26]
Our aggregate unused borrowing capacity of $3.5 billion represents the maximum undrawn commitments under our subsidiaries' applicable facilities without regard to covenant compliance calculations. This consists of $3.2 billion attributed to the Liberty Global Group and $233 million attributed to LiLAC Group. Upon completion of the relevant March 31, 2016 compliance reporting requirements for our credit facilities, and assuming no further changes from quarter-end borrowing levels, we anticipate that our subsidiaries' borrowing capacity would be $2.7 billion. This consists of $2.5 billion attributed to the Liberty Global Group and $233 million attributed to the LiLAC Group.

Balance Sheets, Statements of Operations and Statements of Cash Flows

The condensed consolidated balance sheets, statements of operations and statements of cash flows of Liberty Global are included in our 10-Q. For attributed financial information of the Liberty Global Group and the LiLAC Group, see Exhibit 99.1 to our 10-Q.

Revenue and Operating Cash Flow

In the following tables, we present revenue and operating cash flow by reportable segment for the three months ended March 31, 2016, as compared to the corresponding prior-year period. All of our reportable segments derive their revenue primarily from broadband communications services, including video, broadband internet and fixed-line telephony services. Most of our reportable segments also provide B2B and mobile services. For detailed information regarding the composition of our reportable segments, including information regarding a change to our reportable segments that we made during the second quarter of 2015, see note 14 to our condensed consolidated financial statements included in our 10-Q.

For purposes of calculating rebased growth rates on a comparable basis for all businesses that we owned during 2016, we have adjusted our historical revenue and OCF for the three months ended March 31, 2015 to (i) include the pre-acquisition revenue and OCF of certain entities acquired during 2015 and 2016 in our rebased amounts for the three months ended March 31, 2015 to the same extent that the revenue and OCF of such entities are included in our results for the three months ended March 31, 2016, (ii) exclude the pre-disposition revenue and OCF of "offnet" subscribers in the U.K. that were disposed in the fourth quarter of 2014 and the first half of 2015 from our rebased amounts for the three months ended March 31, 2015 to the same extent that the revenue and OCF of these disposed subscribers is excluded from our results for the three months ended March 31, 2016, (iii) exclude the revenue and OCF related to a partner network agreement that was terminated shortly after the Ziggo acquisition from our rebased amounts for the three months ended March 31, 2015 to the same extent that the revenue and OCF from this partner network is excluded from our results for the three months ended March 31, 2016, (iv) exclude the pre-disposition revenue, OCF and associated intercompany eliminations of Film1, which was disposed in the third quarter of 2015, from our rebased amounts for the three months ended March 31, 2015 to the same extent that the revenue, OCF and associated intercompany eliminations are excluded from our results for the three months ended March 31, 2016, (v) exclude the revenue and OCF of multi-channel multi-point (microwave) distribution system subscribers in Ireland that have disconnected since we announced the switch-off of this service effective April 2016 for the three months ended March 31, 2015 to the same extent that the revenue and OCF of these subscribers is excluded from our results for the three months ended March 31, 2016 and (vi) reflect the translation of our rebased amounts for the three months ended March 31, 2015 at the applicable average foreign currency exchange rates that were used to translate our results for the three months ended March 31, 2016. We have included BASE, Choice and two small entities in whole or in part in the determination of our rebased revenue and OCF for the three months ended March 31, 2015. We have reflected the revenue and OCF of the acquired entities in our 2015 rebased amounts based on what we believe to be the most reliable information that is currently available to us (generally pre-acquisition financial statements), as adjusted for the estimated effects of (a) any significant differences between Generally Accepted Accounting Principles in the United States (“GAAP”) and local generally accepted accounting principles, (b) any significant effects of acquisition accounting adjustments, (c) any significant differences between our accounting policies and those of the acquired entities and (d) other items we deem appropriate. We do not adjust pre-acquisition periods to eliminate non-recurring items or to give retroactive effect to any changes in estimates that might be implemented during post-acquisition periods. As we did not own or operate the acquired businesses during the pre-acquisition periods, no assurance can be given that we have identified all adjustments necessary to present the revenue and OCF of these entities on a basis that is comparable to the corresponding post-acquisition amounts that are included in our historical results or that the pre-acquisition financial statements we have relied upon do not contain undetected errors. The adjustments reflected in our rebased amounts have not been prepared with a view towards complying with Article 11 of Regulation S-X. In addition, the rebased growth percentages are not necessarily indicative of the revenue and OCF that would have occurred if these transactions had occurred on the dates assumed for purposes of calculating our rebased amounts or the revenue and OCF that will occur in the future. The rebased growth percentages have been presented as a basis for assessing growth rates on a comparable basis, and are not presented as a measure of our pro forma financial performance. Therefore, we believe our rebased data is not a non-GAAP financial measure as contemplated by Regulation G or Item 10 of Regulation S-K.

In each case, the following tables present (i) the amounts reported by each of our reportable segments for the comparative periods, (ii) the U.S. dollar change and percentage change from period to period and (iii) the percentage change from period to period on a rebased basis:

	Three months ended		Increase		Increase
	March 31,		(decrease)		(decrease)
Revenue	2016	2015	$	%	Rebased %
	in millions, except % amounts

Liberty Global Group:
European Operations Division:
U.K./Ireland	$1,686.5	$1,711.4	$(24.9)	(1.5)	3.7
The Netherlands	669.8	707.4	(37.6)	(5.3)	(3.1)
Germany	617.1	597.9	19.2	3.2	5.4
Belgium	610.2	502.7	107.5	21.4	5.1
Switzerland/Austria	433.4	439.3	(5.9)	(1.3)	2.3
Total Western Europe	4,017.0	3,958.7	58.3	1.5	2.8
Central and Eastern Europe	266.1	268.2	(2.1)	(0.8)	2.6
Central and other	(2.4)	(2.8)	0.4	N.M.	*
Total European Operations Division	4,280.7	4,224.1	56.6	1.3	2.8
Corporate and other	14.6	12.8	1.8	14.1	*
Intersegment eliminations	(11.2)	(7.8)	(3.4)	N.M.	*
Total Liberty Global Group	4,284.1	4,229.1	55.0	1.3	2.8
LiLAC Group:
Chile	200.0	208.8	(8.8)	(4.2)	7.6
Puerto Rico	103.9	79.0	24.9	31.5	2.8
Total LiLAC Group	303.9	287.8	16.1	5.6	5.9
Total	$4,588.0	$4,516.9	$71.1	1.6	3.0

Total Liberty Global Group excl. NL & BASE					4.0

	Three months ended		Increase		Increase
	March 31,		(decrease)		(decrease)
OCF	2016	2015	$	%	Rebased %
	in millions, except % amounts

Liberty Global Group:
European Operations Division:
U.K./Ireland	$744.6	$763.3	$(18.7)	(2.4)	3.6
The Netherlands	367.9	367.9	—	—	2.7
Germany	379.4	364.0	15.4	4.2	6.3
Belgium	269.8	247.0	22.8	9.2	2.4
Switzerland/Austria	258.1	248.8	9.3	3.7	7.8
Total Western Europe	2,019.8	1,991.0	28.8	1.4	4.3
Central and Eastern Europe	110.9	118.1	(7.2)	(6.1)	(2.9)
Central and other	(84.3)	(67.9)	(16.4)	N.M.	*
Total European Operations Division	2,046.4	2,041.2	5.2	0.3	3.1
Corporate and other	(52.8)	(52.1)	(0.7)	(1.3)	*
Total Liberty Global Group	1,993.6	1,989.1	4.5	0.2	3.0
LiLAC Group:
LiLAC Division:
Chile	76.3	76.0	0.3	0.4	12.9
Puerto Rico	46.8	33.5	13.3	39.7	7.3
Total LiLAC Division	123.1	109.5	13.6	12.4	10.7
Corporate and other	(1.2)	(1.3)	0.1	N.M.	*
Total LiLAC Group	121.9	108.2	13.7	12.7	10.9
Total	$2,115.5	$2,097.3	$18.2	0.9	3.4

Total Liberty Global Group excl. NL and BASE					3.1
* - Omitted; N.M. - Not Meaningful

Operating Cash Flow Definition and Reconciliation

As used herein, OCF has the same meaning as the term "Adjusted OIBDA" that is referenced in our 10-Q. OCF is the primary measure used by our chief operating decision maker to evaluate segment operating performance. OCF is also a key factor that is used by our internal decision makers to (i) determine how to allocate resources to segments and (ii) evaluate the effectiveness of our management for purposes of annual and other incentive compensation plans. As we use the term, OCF is defined as operating income before depreciation and amortization, share-based compensation, provisions and provision releases related to significant litigation and impairment, restructuring and other operating items. Other operating items include (a) gains and losses on the disposition of long-lived assets, (b) third-party costs directly associated with successful and unsuccessful acquisitions and dispositions, including legal, advisory and due diligence fees, as applicable, and (c) other acquisition-related items, such as gains and losses on the settlement of contingent consideration. Our internal decision makers believe OCF is a meaningful measure and is superior to available GAAP measures because it represents a transparent view of our recurring operating performance that is unaffected by our capital structure and allows management to (1) readily view operating trends, (2) perform analytical comparisons and benchmarking between segments and (3) identify strategies to improve operating performance in the different countries in which we operate. We believe our OCF measure is useful to investors because it is one of the bases for comparing our performance with the performance of other companies in the same or similar industries, although our measure may not be directly comparable to similar measures used by other public companies. OCF should be viewed as a measure of operating performance that is a supplement to, and not a substitute for, operating income, net earnings or loss, cash flow from operating activities and other GAAP measures of income or cash flows. A reconciliation of total segment operating cash flow to our operating income is presented below.

	Three months ended
	March 31,
	2016	2015
	in millions
Total segment operating cash flow	$2,115.5	$2,097.3
Share-based compensation expense	(69.0)	(71.4)
Depreciation and amortization	(1,435.5)	(1,451.4)
Impairment, restructuring and other operating items, net	(24.4)	(17.0)
Operating income	$586.6	$557.5

Summary of Debt, Capital Lease Obligations and Cash and Cash Equivalents

The following table1 details the U.S. dollar equivalent balances of our third-party consolidated debt, capital lease obligations and cash and cash equivalents at March 31, 2016:

		Capital	Debt & Capital	Cash
		Lease	Lease	and Cash
	Debt[2]	Obligations	Obligations	Equivalents
	in millions
Liberty Global and Liberty Global Group unrestricted subsidiaries	$2,622.6	$63.8	$2,686.4	$150.1
Virgin Media[3]	15,005.5	147.4	15,152.9	270.6
UPC Holding	6,696.9	27.6	6,724.5	18.8
Unitymedia	7,963.0	729.8	8,692.8	2.8
Ziggo Group Holding	8,171.9	0.3	8,172.2	3.6
Telenet	5,275.0	394.6	5,669.6	239.0
Total Liberty Global Group	45,734.9	1,363.5	47,098.4	684.9
LiLAC Group unrestricted subsidiaries	—	—	—	80.8
VTR Finance	1,400.0	0.2	1,400.2	130.5
Liberty Puerto Rico	942.5	0.5	943.0	84.3
Total LiLAC Group	2,342.5	0.7	2,343.2	295.6
Total	$48,077.4	$1,364.2	$49,441.6	$980.5

Property and Equipment Additions and Capital Expenditures

The tables below highlight the categories of the property and equipment additions attributed to the Liberty Global Group and the LiLAC Group for the indicated periods and reconciles those additions to the capital expenditures that are presented in the attributed statements of cash flows included in Exhibit 99.1 to our 10-Q:

Liberty Global Group

	Three months ended
	March 31,
	2016	2015
	in millions, except % amounts
Customer premises equipment	$301.6	$268.3
Scalable infrastructure	169.4	168.5
Line extensions	123.6	94.0
Upgrade/rebuild	113.0	119.3
Support capital & other	217.9	218.7
Property and equipment additions	925.5	868.8
Assets acquired under capital-related vendor financing arrangements[4]	(438.9)	(295.0)
Assets acquired under capital leases	(27.9)	(62.0)
Changes in current liabilities related to capital expenditures	128.4	99.6
Capital expenditures[5]	$587.1	$611.4

Property and equipment additions as % of revenue	21.6%	20.5%

LiLAC Group

	Three months ended
	March 31,
	2016	2015
	in millions, except % amounts
Customer premises equipment	$34.8	$33.0
Scalable infrastructure	12.0	10.8
Line extensions	10.0	2.1
Upgrade/rebuild	1.7	1.2
Support capital & other	13.0	9.0
Property and equipment additions	71.5	56.1
Changes in current liabilities related to capital expenditures	(21.5)	(6.3)
Capital expenditures	$50.0	$49.8

Property and equipment additions as % of revenue	23.5%	19.5%
______________________________

[1]	Except as otherwise indicated, the amounts reported in the table include the named entity and its subsidiaries.

[2]	Debt amounts for UPC Holding, Ziggo Group Holding and Telenet include notes issued by special purpose entities that are consolidated by each.

[3]
The Virgin Media borrowing group includes certain subsidiaries of Virgin Media, but excludes Virgin Media. The cash and cash equivalents amount includes cash and cash equivalents held by the Virgin Media borrowing group, but excludes $0.2 million of cash and cash equivalents held by Virgin Media. This amount is included in the amount shown for Liberty Global and Liberty Global Group unrestricted subsidiaries. In addition, the $55 million principal amount of the 6.5% convertible notes of Virgin Media is excluded from the debt of the Virgin Media borrowing group and included in the debt of Liberty Global and Liberty Global Group unrestricted subsidiaries.

[4]	Amounts exclude related VAT of $61 million and $35 million, respectively, that were also financed by our vendors under these arrangements.

[5]
The capital expenditures that we report in our condensed consolidated statements of cash flows do not include amounts that are financed under vendor financing or capital lease arrangements. Instead, these expenditures are reflected as non-cash additions to our property and equipment when the underlying assets are delivered, and as repayments of debt when the related principal is repaid.

Free Cash Flow Definition and Reconciliation

We define free cash flow as net cash provided by our operating activities, plus (i) excess tax benefits related to the exercise of share-based incentive awards, (ii) cash payments for third-party costs directly associated with successful and unsuccessful acquisitions and dispositions and (iii) expenses financed by an intermediary, less (a) capital expenditures, as reported in our condensed consolidated statements of cash flows, (b) principal payments on amounts financed by vendors and intermediaries and (c) principal payments on capital leases (exclusive of the portions of the network lease in Belgium and the duct leases in Germany that we assumed in connection with certain acquisitions), with each item excluding any cash provided or used by our discontinued operations. We believe that our presentation of free cash flow provides useful information to our investors because this measure can be used to gauge our ability to service debt and fund new investment opportunities. Free cash flow should not be understood to represent our ability to fund discretionary amounts, as we have various mandatory and contractual obligations, including debt repayments, which are not deducted to arrive at this amount. Investors should view free cash flow as a supplement to, and not a substitute for, GAAP measures of liquidity included in our condensed consolidated statements of cash flows. The following table provides the reconciliation of our net cash provided by operating activities to FCF for the indicated periods:

	Three months ended
	March 31,
	2016	2015
	in millions
Consolidated Liberty Global
Net cash provided by operating activities	$1,088.9	$1,373.9
Excess tax benefits from share-based compensation[6]	1.8	20.0
Cash payments for direct acquisition and disposition costs	8.2	7.6
Expenses financed by an intermediary[7]	153.5	9.1
Capital expenditures	(637.1)	(661.2)
Principal payments on amounts financed by vendors and intermediaries	(672.9)	(381.7)
Principal payments on certain capital leases	(27.4)	(37.7)
FCF	$(85.0)	$330.0

Liberty Global Group
Net cash provided by operating activities	$1,019.0	$1,353.9
Excess tax benefits from share-based compensation	1.8	16.8
Cash payments for direct acquisition and disposition costs	8.1	6.6
Expenses financed by an intermediary	153.5	9.1
Capital expenditures	(587.1)	(611.4)
Principal payments on amounts financed by vendors and intermediaries	(672.9)	(381.7)
Principal payments on certain capital leases	(27.3)	(37.6)
FCF	$(104.9)	$355.7

LiLAC Group
Net cash provided by operating activities	$69.9	$20.0
Excess tax benefits from share-based compensation	—	3.2
Cash payments for direct acquisition and disposition costs	0.1	1.0
Capital expenditures	(50.0)	(49.8)
Principal payments on certain capital leases	(0.1)	(0.1)
FCF	$19.9	$(25.7)
___________________________________________

[6]
Excess tax benefits from share-based compensation represent the excess of tax deductions over the related financial reporting share-based compensation expense. The hypothetical cash flows associated with these excess tax benefits are reported as an increase to cash flows from financing activities and a corresponding decrease to cash flows from operating activities in our condensed consolidated statements of cash flows.

[7]	For purposes of our condensed consolidated statements of cash flows, expenses financed by an intermediary are treated as hypothetical operating cash outflows and hypothetical financing cash inflows when the expenses are incurred. When we pay the financing intermediary, we record financing cash outflows in our condensed consolidated statements of cash flows. For purposes of our free cash flow definition, we add back the hypothetical operating cash outflow when these financed expenses are incurred and deduct the financing cash outflows when we pay the financing intermediary.

ARPU per Customer Relationship8
The following table provides ARPU per customer relationship for the indicated periods:

	Three months ended March 31,				%	FX-Neutral[9]
	2016		2015		Change	% Change
Liberty Global Consolidated		$43.74		$44.30	(1.3)%	2.6%
Liberty Global Group		€39.04		€38.66	1.0%	2.5%
U.K. & Ireland (Virgin Media)		£49.20		£48.35	1.8%	1.5%
Germany (Unitymedia)		€23.87		€22.46	6.3%	6.3%
Belgium (Telenet)		€52.34		€50.01	4.7%	4.7%
The Netherlands (Ziggo)		€44.88		€44.39	1.1%	1.1%
Other Europe (UPC Holding)		€26.67		€26.82	(0.6)%	1.0%
LiLAC Group		$54.36		$57.72	(5.8)%	2.4%
Chile (VTR)	CLP	33,049	CLP	32,210	2.6%	2.6%
Puerto Rico		$77.40		$84.51	(8.4)%	(8.4)%
_________________________________________

[8]	The amounts for the three months ended March 31, 2015 do not include the impact of the Choice acquisition.

[9]
The FX-neutral change represents the percentage change on a year-over-year basis adjusted for FX impacts and is calculated by adjusting the prior-year figures to reflect translation at the foreign currency rates used to translate the current year amounts.

Mobile Statistics
The following tables provide ARPU per mobile subscriber10 and mobile subscribers11 for the indicated periods:

	ARPU per Mobile Subscriber
	Three months ended March 31,		%	FX-Neutral
	2016	2015	Change	% Change
Liberty Global Group:
Including interconnect revenue	$19.88	$22.34	(11.0)%	(6.9)%
Excluding interconnect revenue	$16.23	$18.31	(11.4)%	(7.2)%

LiLAC Group:
Including interconnect revenue	$24.77	$26.01	(4.8)%	7.0%
Excluding interconnect revenue	$22.40	$23.67	(5.4)%	6.3%

	Mobile Subscribers
	March 31, 2016	Dec. 31, 2015	Change
Liberty Global Group:
U.K.	2,997,400	3,016,400	(19,000)
Belgium[12]	3,016,600	1,001,200	2,015,400
Germany	357,300	355,500	1,800
The Netherlands	197,000	186,800	10,200
Switzerland	40,700	32,900	7,800
Austria	17,400	13,000	4,400
Ireland	10,500	7,600	2,900
Total Western Europe	6,636,900	4,613,400	2,023,500
Hungary	41,300	34,400	6,900
Poland	6,700	7,200	(500)
Total CEE	48,000	41,600	6,400
Liberty Global Group	6,684,900	4,655,000	2,029,900
LiLAC Group - Chile	132,000	132,000	—
Grand Total	6,816,900	4,787,000	2,029,900
__________________________________________

[10]
Our ARPU per mobile subscriber calculation that excludes interconnect revenue refers to the average monthly mobile subscription revenue per average mobile subscribers in service and is calculated by dividing the average monthly mobile subscription revenue (excluding activation fees, handset sales and late fees) for the indicated period, by the average of the opening and closing balances of mobile subscribers in service for the period. Our ARPU per mobile subscriber calculation that includes interconnect revenue increases the numerator in the above-described calculation by the amount of mobile interconnect revenue during the period.

[11]
With the exception of the U.K., Belgium and Chile, all of our mobile subscribers receive mobile services pursuant to postpaid contracts. As of March 31, 2016 and December 31, 2015, the mobile subscriber count in the U.K. included 693,100 and 755,800 prepaid mobile subscribers, respectively, and the mobile subscriber count in Belgium included 1,018,500 and none prepaid mobile subscribers, respectively, and the mobile subscriber count in Chile included 9,900 and 10,900 prepaid mobile subscribers, respectively.

[12]	The change in mobile subscribers in Belgium includes the addition of 1,997,600 subscribers from the acquisition of BASE, consisting of 1,022,300 prepaid subscribers and 975,300 postpaid subscribers.

RGUs, Customers and Bundling

The following table provides information on the breakdown of our RGUs and customer base and highlights our customer bundling metrics at March 31, 2016, December 31, 2015 and March 31, 201513:

	March 31, 2016	December 31, 2015	March 31, 2015	Q1’16 / Q4’15 (% Change)	Q1’16 / Q1’15 (% Change)
Liberty Global Group
Total RGUs
Video RGUs	22,580,300	22,733,400	22,921,200	(0.7%)	(1.5%)
Broadband Internet RGUs	16,945,500	16,798,300	16,255,600	0.9%	4.2%
Telephony RGUs	14,118,400	13,997,600	13,551,500	0.9%	4.2%
Total Liberty Global Group	53,644,200	53,529,300	52,728,300	0.2%	1.7%

Customers
Single-Play Customers	9,551,100	9,754,400	10,236,900	(2.1%)	(6.7%)
Dual-Play Customers	4,415,200	4,316,500	4,173,900	2.3%	5.8%
Triple-Play Customers	11,754,200	11,714,000	11,381,200	0.3%	3.3%
Total Liberty Global Group	25,720,500	25,784,900	25,792,000	(0.2%)	(0.3%)

% of Single-Play Customers	37.1%	37.9%	39.7%	(2.1%)	(6.5%)
% of Dual-Play Customers	17.2%	16.7%	16.2%	3.0%	6.2%
% of Triple-Play Customers	45.7%	45.4%	44.1%	0.7%	3.6%

RGUs per customer relationship	2.09	2.08	2.04	0.5%	2.5%

LiLAC Group
Total RGUs
Video RGUs	1,293,400	1,289,900	1,228,800	0.3%	5.3%
Broadband Internet RGUs	1,347,600	1,322,100	1,168,900	1.9%	15.3%
Telephony RGUs	876,200	883,900	868,100	(0.9%)	0.9%
Total LiLAC Group	3,517,200	3,495,900	3,265,800	0.6%	7.7%

Customers
Single-Play Customers	570,000	562,300	485,100	1.4%	17.5%
Dual-Play Customers	382,200	372,400	327,300	2.6%	16.8%
Triple-Play Customers	727,600	729,600	708,700	(0.3%)	2.7%
Total LiLAC Group	1,679,800	1,664,300	1,521,100	0.9%	10.4%

% of Single-Play Customers	33.9%	33.8%	31.9%	0.3%	6.3%
% of Dual-Play Customers	22.8%	22.4%	21.5%	1.8%	6.0%
% of Triple-play Customers	43.3%	43.8%	46.6%	(1.1%)	(7.1%)

RGUs per customer relationship	2.09	2.10	2.15	(0.5%)	(2.8%)
_____________________________________________

13 The March 31, 2015 amounts do not include the impact of the Choice acquisition.

	Consolidated Operating Data — March 31, 2016
					Video
	Homes Passed(1)	Two-way Homes Passed(2)	Customer Relationships(3)	Total RGUs(4)	Basic Video Subscribers(5)	Enhanced Video Subscribers(6)	DTH Subscribers(7)	Total Video	Internet Subscribers(8)	Telephony Subscribers(9)

U.K.	12,978,000	12,960,800	5,170,100	12,842,400	—	3,719,800	—	3,719,800	4,765,300	4,357,300
Germany	12,783,000	12,600,800	7,137,100	12,542,300	4,949,700	1,509,000	—	6,458,700	3,146,200	2,937,400
The Netherlands(10)	7,036,700	7,022,800	4,046,500	9,688,300	736,500	3,307,900	—	4,044,400	3,108,900	2,535,000
Belgium	2,953,500	2,953,500	2,163,800	4,852,600	322,300	1,718,800	—	2,041,100	1,577,300	1,234,200
Switzerland(10)	2,197,400	2,196,900	1,314,400	2,516,900	601,000	668,000	—	1,269,000	747,100	500,800
Austria	1,375,100	1,375,100	651,200	1,382,400	133,100	362,300	—	495,400	488,400	398,600
Ireland	836,200	775,500	468,200	1,055,500	30,900	301,700	—	332,600	367,700	355,200
Total Western Europe	40,159,900	39,885,400	20,951,300	44,880,400	6,773,500	11,587,500	—	18,361,000	14,200,900	12,318,500
Poland	2,998,900	2,933,300	1,437,200	2,871,900	232,100	970,000	—	1,202,100	1,064,800	605,000
Hungary	1,644,900	1,627,400	1,102,500	2,095,500	158,900	493,700	293,200	945,800	598,800	550,900
Romania	2,684,000	2,622,600	1,245,100	2,150,700	282,200	606,700	345,600	1,234,500	500,600	415,600
Czech Republic	1,425,100	1,391,800	710,700	1,203,600	118,600	354,500	117,600	590,700	456,500	156,400
Slovakia	541,100	519,400	273,700	442,100	33,900	143,000	69,300	246,200	123,900	72,000
Total CEE	9,294,000	9,094,500	4,769,200	8,763,800	825,700	2,567,900	825,700	4,219,300	2,744,600	1,799,900
Total Liberty Global Group	49,453,900	48,979,900	25,720,500	53,644,200	7,599,200	14,155,400	825,700	22,580,300	16,945,500	14,118,400

Chile	3,081,000	2,568,300	1,279,700	2,735,200	90,200	940,200	—	1,030,400	1,026,400	678,400
Puerto Rico	1,072,500	1,072,500	400,100	782,000	—	263,000	—	263,000	321,200	197,800
Total LiLAC Group	4,153,500	3,640,800	1,679,800	3,517,200	90,200	1,203,200	—	1,293,400	1,347,600	876,200

Grand Total	53,607,400	52,620,700	27,400,300	57,161,400	7,689,400	15,358,600	825,700	23,873,700	18,293,100	14,994,600

	Subscriber Variance Table - March 31, 2016 vs. December 31, 2015
					Video
	Homes Passed(1)	Two-way Homes Passed(2)	Customer Relationships(3)	Total RGUs(4)	Basic Video Subscribers(5)	Enhanced Video Subscribers(6)	DTH Subscribers(7)	Total Video	Internet Subscribers(8)	Telephony Subscribers(9)

U.K.	69,500	69,500	54,900	110,000	—	(7,200)	—	(7,200)	70,400	46,800
Germany	19,200	44,300	(7,600)	23,600	(54,100)	11,900	—	(42,200)	40,000	25,800
The Netherlands(10)	13,500	13,700	(43,900)	(39,900)	(31,500)	(12,600)	—	(44,100)	7,500	(3,300)
Belgium	17,800	17,800	(13,700)	6,300	(18,300)	4,600	—	(13,700)	6,800	13,200
Switzerland(10)	2,300	2,300	(37,000)	(50,300)	(18,600)	(14,700)	—	(33,300)	(12,800)	(4,200)
Austria	2,800	2,800	(3,400)	3,800	(6,100)	(1,000)	—	(7,100)	3,600	7,300
Ireland	1,900	3,500	(7,000)	(17,100)	(1,200)	(9,500)	—	(10,700)	(3,500)	(2,900)
Total Western Europe	127,000	153,900	(57,700)	36,400	(129,800)	(28,500)	—	(158,300)	112,000	82,700
Poland	27,600	30,300	(4,400)	24,200	(8,600)	7,800	—	(800)	12,400	12,600
Hungary	20,800	20,600	8,000	34,400	(11,200)	15,100	3,800	7,700	10,600	16,100
Romania	36,400	42,800	1,800	23,200	(8,400)	13,500	(5,000)	100	11,800	11,300
Czech Republic	3,300	3,300	(9,600)	(3,000)	11,300	(6,900)	(2,500)	1,900	—	(4,900)
Slovakia	1,600	1,900	(2,500)	(300)	(2,600)	(1,100)	—	(3,700)	400	3,000
Total CEE	89,700	98,900	(6,700)	78,500	(19,500)	28,400	(3,700)	5,200	35,200	38,100
Total Liberty Global Group	216,700	252,800	(64,400)	114,900	(149,300)	(100)	(3,700)	(153,100)	147,200	120,800

Chile	19,500	23,200	16,300	16,200	(3,600)	8,000	—	4,400	23,300	(11,500)
Puerto Rico	1,800	1,800	(800)	5,100	—	(900)	—	(900)	2,200	3,800
Total LiLAC Group	21,300	25,000	15,500	21,300	(3,600)	7,100	—	3,500	25,500	(7,700)

Grand Total	238,000	277,800	(48,900)	136,200	(152,900)	7,000	(3,700)	(149,600)	172,700	113,100

Organic Change Summary:
U.K.	69,500	69,500	54,900	110,000	—	(7,200)	—	(7,200)	70,400	46,800
Germany	19,200	44,300	(7,600)	23,600	(54,100)	11,900	—	(42,200)	40,000	25,800
The Netherlands	13,500	13,700	(43,900)	(39,900)	(31,500)	(12,600)	—	(44,100)	7,500	(3,300)
Belgium	5,600	5,600	(13,700)	6,300	(18,300)	4,600	—	(13,700)	6,800	13,200
Other Europe	80,300	91,100	(41,400)	34,600	(53,500)	22,600	(3,700)	(34,600)	28,000	41,200
Total Liberty Global Group	188,100	224,200	(51,700)	134,600	(157,400)	19,300	(3,700)	(141,800)	152,700	123,700
Chile	19,500	23,200	16,300	16,200	(3,600)	8,000	—	4,400	23,300	(11,500)
Puerto Rico	1,800	1,800	(800)	5,100	—	(900)	—	(900)	2,200	3,800
Total LiLAC Group	21,300	25,000	15,500	21,300	(3,600)	7,100	—	3,500	25,500	(7,700)
Total Organic Change	209,400	249,200	(36,200)	155,900	(161,000)	26,400	(3,700)	(138,300)	178,200	116,000

Q1 2016 Adjustments:
Q1 2016 Belgium adjustments	12,200	12,200	—	—	—	—	—	—	—	—
Q1 2016 Switzerland adjustments	—	—	(23,700)	(34,500)	—	(20,500)	—	(20,500)	(10,600)	(3,400)
Q1 2016 Acquisitions - Romania	16,400	16,400	9,900	12,600	7,800	300	—	8,100	4,500	—
Q1 2016 Acquisition - Hungary	—	—	1,100	2,200	300	800	—	1,100	600	500
Net Adjustments	28,600	28,600	(12,700)	(19,700)	8,100	(19,400)	—	(11,300)	(5,500)	(2,900)

Net Adds (Reductions)	238,000	277,800	(48,900)	136,200	(152,900)	7,000	(3,700)	(149,600)	172,700	113,100

Footnotes for Operating Data and Subscriber Variance Tables

(1)
Homes Passed are homes, residential multiple dwelling units or commercial units that can be connected to our networks without materially extending the distribution plant, except for DTH homes. Our Homes Passed counts are based on census data that can change based on either revisions to the data or from new census results. We do not count homes passed for DTH. Due to the fact that we do not own the partner networks (defined below) used in Switzerland and the Netherlands we do not report homes passed for Switzerland’s and the Netherlands’ partner networks.

(2)	Two-way Homes Passed are Homes Passed by those sections of our networks that are technologically capable of providing two-way services, including video, internet and telephony services.

(3)
Customer Relationships are the number of customers who receive at least one of our video, internet or telephony services that we count as Revenue Generating Units (“RGUs”), without regard to which or to how many services they subscribe. To the extent that RGU counts include equivalent billing unit (“EBU”) adjustments, we reflect corresponding adjustments to our Customer Relationship counts. For further information regarding our EBU calculation, see Additional General Notes to Tables. Customer Relationships generally are counted on a unique premises basis. Accordingly, if an individual receives our services in two premises (e.g., a primary home and a vacation home), that individual generally will count as two Customer Relationships. We exclude mobile-only customers from Customer Relationships.

(4)
Revenue Generating Unit or "RGU" is separately a Basic Video Subscriber, Enhanced Video Subscriber, DTH Subscriber, Internet Subscriber or Telephony Subscriber (each as defined and described below). A home, residential multiple dwelling unit, or commercial unit may contain one or more RGUs. For example, if a residential customer in our Austrian market subscribed to our enhanced video service, fixed-line telephony service and broadband internet service, the customer would constitute three RGUs. Total RGUs is the sum of Basic Video, Enhanced Video, DTH, Internet and Telephony Subscribers. RGUs generally are counted on a unique premises basis such that a given premises does not count as more than one RGU for any given service. On the other hand, if an individual receives one of our services in two premises (e.g., a primary home and a vacation home), that individual will count as two RGUs for that service. Each bundled cable, internet or telephony service is counted as a separate RGU regardless of the nature of any bundling discount or promotion. Non-paying subscribers are counted as subscribers during their free promotional service period. Some of these subscribers may choose to disconnect after their free service period. Services offered without charge on a long-term basis (e.g., VIP subscribers, free service to employees) generally are not counted as RGUs. We do not include subscriptions to mobile services in our externally reported RGU counts. In this regard, our March 31, 2016 RGU counts exclude our separately reported postpaid and prepaid mobile subscribers.

(5)
Basic Video Subscriber is a home, residential multiple dwelling unit or commercial unit that receives our video service over our broadband network either via an analog video signal or via a digital video signal without subscribing to any recurring monthly service that requires the use of encryption-enabling technology. Encryption-enabling technology includes smart cards, or other integrated or virtual technologies that we use to provide our enhanced service offerings. With the exception of RGUs that we count on an EBU basis, we count RGUs on a unique premises basis. In other words, a subscriber with multiple outlets in one premises is counted as one RGU and a subscriber with two homes and a subscription to our video service at each home is counted as two RGUs. In Europe, we have approximately 143,400 “lifeline” customers that are counted on a per connection basis, representing the least expensive regulated tier of video cable service, with only a few channels.

(6)
Enhanced Video Subscriber is a home, residential multiple dwelling unit or commercial unit that receives our video service over our broadband network or through a partner network via a digital video signal while subscribing to any recurring monthly service that requires the use of encryption-enabling technology. Enhanced Video Subscribers that are not counted on an EBU basis are counted on a unique premises basis. For example, a subscriber with one or more set-top boxes that receives our video service in one premises is generally counted as just one subscriber. An Enhanced Video Subscriber is not counted as a Basic Video Subscriber. As we migrate customers from basic to enhanced video services, we report a decrease in our Basic Video Subscribers equal to the increase in our Enhanced Video Subscribers. Subscribers to enhanced video services provided by our operations in Switzerland and the Netherlands over partner networks receive basic video services from the partner networks as opposed to our operations.

(7)	DTH Subscriber is a home, residential multiple dwelling unit or commercial unit that receives our video programming broadcast directly via a geosynchronous satellite.

(8)
Internet Subscriber is a home, residential multiple dwelling unit or commercial unit that receives internet services over our networks, or that we service through a partner network. Our Internet Subscribers exclude 51,100 digital subscriber line (“DSL”) subscribers within Austria that are not serviced over our networks. Our Internet Subscribers do not include customers that receive services from dial-up connections. In Switzerland, we offer a 2 Mbps internet service to our Basic and Enhanced Video Subscribers without an incremental recurring fee. Our Internet Subscribers in Switzerland include 100,400 subscribers who have requested and received this service.

(9)
Telephony Subscriber is a home, residential multiple dwelling unit or commercial unit that receives voice services over our networks, or that we service through a partner network. Telephony Subscribers exclude mobile telephony subscribers. Our Telephony Subscribers exclude 39,500 subscribers within Austria that are not serviced over our networks. In Switzerland, we offer a basic phone service to our Basic and Enhanced Video Subscribers without an incremental recurring fee. Our Telephony Subscribers in Switzerland include 61,200 subscribers who have requested and received this service.

(10)
Pursuant to service agreements, Switzerland and, to a much lesser extent, the Netherlands offer enhanced video, broadband internet and telephony services over networks owned by third-party cable operators (“partner networks”). A partner network RGU is only recognized if there is a direct billing relationship with the customer. At March 31, 2016, Switzerland’s partner networks account for 139,200 Customer Relationships, 285,600 RGUs, 105,400 Enhanced Video Subscribers, 106,700 Internet Subscribers, and 73,500 Telephony Subscribers.

Additional General Notes to Tables:

As a result of our decision to discontinue our Multi-channel Multipoint Distribution System (“MMDS”) service in Ireland, we have excluded subscribers to our MMDS service from our externally reported operating statistics effective January 1, 2016, which resulted in a reduction to Homes Passed, RGUs, and Customer Relationships in Ireland and Slovakia of 22,200 and 500, respectively.

Most of our broadband communications subsidiaries provide telephony, broadband internet, data, video or other B2B services. Certain of our B2B revenue is derived from small or home office (“SOHO”) subscribers that pay a premium price to receive enhanced service levels along with video, internet or telephony services that are the same or similar to the mass marketed products offered to our residential subscribers. All mass marketed products provided to SOHOs, whether or not accompanied by enhanced service levels and/or premium prices, are included in the respective RGU and customer counts of our broadband communications operations, with only those services provided at premium prices considered to be “SOHO RGUs” or “SOHO customers.” With the exception of our B2B SOHO subscribers, we generally do not count customers of B2B services as customers or RGUs for external reporting purposes.

Certain of our residential and commercial RGUs are counted on an EBU basis, including residential multiple dwelling units and commercial establishments such as bars, hotels and hospitals in Chile and Puerto Rico and certain commercial and residential multiple dwelling units in Europe (with the exception of Germany and Belgium, where we do not count any RGUs on an EBU basis). Our EBUs are generally calculated by dividing the bulk price charged to accounts in an area by the most prevalent price charged to non-bulk residential customers in that market for the comparable tier of service. As such, we may experience variances in our EBU counts solely as a result of changes in rates. In Germany, homes passed reflect the footprint and two-way homes passed reflect the technological capability of our network up to the street cabinet, with drops from the street cabinet to the building generally added, and in-home wiring generally upgraded, on an as needed or success-based basis. In Belgium, Telenet leases a portion of its network under a long-term capital lease arrangement. These tables include operating statistics for Telenet's owned and leased networks.

While we take appropriate steps to ensure that subscriber statistics are presented on a consistent and accurate basis at any given balance sheet date, the variability from country to country in (i) the nature and pricing of products and services, (ii) the distribution platform, (iii) billing systems, (iv) bad debt collection experience and (v) other factors add complexity to the subscriber counting process. We periodically review our subscriber counting policies and underlying systems to improve the accuracy and consistency of the data reported on a prospective basis. Accordingly, we may from time to time make appropriate adjustments to our subscriber statistics based on those reviews.

Subscriber information for acquired entities is preliminary and subject to adjustment until we have completed our review of such information and determined that it is presented in accordance with our policies.